Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Obalon Therapeutics, Inc.:

We consent to the use of our report dated February 23, 2017, with respect to the consolidated balance sheets of Obalon Therapeutics, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

San Diego, California
June 2, 2017